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Exhibit 12

Statement Regarding the Computation of Ratios

a. The percentage ratio of net income to average total assets is calculated by dividing the 1997 and 1996 net income of $8,803,000 and $5,867,000, respectively, by the average total assets for 1997 and 1996 of $830,924,000 and $700,921,000, respectively.

b. The percentage ratio of net income to average shareholders' equity is calculated by dividing the 1997 and 1996 net income of $8,803,000 and $5,867,000, respectively, by the average shareholders' equity for 1997 and 1996 of $71,867,000 and $65,785,000, respectively.

c. The percentage ratio of average shareholders' equity to average total assets is calculated by dividing the 1997 and 1996 average shareholders' equity of $71,867,000 and $65,785,000, respectively, by the average total assets for 1997 and 1996 of $830,924,000 and $700,921,000, respectively.

d. The percentage ratio of cash dividends declared to net income is calculated by dividing the 1997 and 1996 cash dividends declared of $3,412,000 and $2,925,000, respectively, by the net income for 1997 and 1996 of $8,803,000 and $5,867,000, respectively.